Exhibit 10.40

Service Agreement No. 79028
Revision No. 6

FSS SERVICE AGREEMENT

THIS AGREEMENT is made and entered into this 26 day of November, 2019, by and between COLUMBIA GAS TRANSMISSION, LLC ("Transporter") and UGI UTILITIES, INC. ("Shipper").

WITNESSETH: That in consideration of the mutual covenants herein contained, the parties hereto agree as follows:

Section 1. Service to be Rendered. Transporter shall perform and Shipper shall receive service in accordance with the provisions of the effective FSS Rate Schedule and applicable General Terms and Conditions of Transporter's FERC Gas Tariff, Fourth Revised Volume No. 1 ("Tariff"), on file with the Federal Energy Regulatory Commission ("Commission"), as the same may be amended or superseded in accordance with the rules and regulations of the Commission. Transporter shall store quantities of gas for Shipper up to but not exceeding Shipper's Storage Contract Quantity as specified in Appendix A, as the same may be amended from time to time by agreement between Shipper and Transporter, or in accordance with the rules and regulations of the Commission.

Section 2. Term. Service under this Agreement shall commence as of December 1, 2019, and shall continue in full force and effect until March 31, 2025. Pre-granted abandonment shall apply upon termination of this Agreement, subject to any right of first refusal Shipper may have under the Commission's regulations and Transporter's Tariff.

Section 3. Rates. Shipper shall pay Transporter the charges and furnish the Retainage as described in the above-referenced Rate Schedule, unless otherwise agreed to by the parties in writing and specified as an amendment to this Service Agreement. Transporter may agree to discount its rate to Shipper below Transporter's maximum rate, but not less than Transporter's minimum rate. Such discounted rate may apply to: (a) specified quantities (contract demand or commodity quantities); (b) specified quantities above or below a certain level or all quantities if quantities exceed a certain level; (c) quantities during specified time periods; (d) quantities at specified points, locations, or other defined geographical areas; (e) that a specified discounted rate will apply in a specified relationship to the quantities actually transported (i.e., that the reservation charge will be adjusted in a specified relationship to quantities actually transported); (f) production and/or reserves committed by the Shipper; and (g) based on a formula including, but not limited to, published index prices for specific receipt and/or delivery points or other agreed-upon pricing points, provided that the resulting rate shall be no lower than the minimum nor higher than the maximum applicable rate set forth in the Tariff. In addition, the discount agreement may include a provision that if one rate component which was at or below the applicable maximum rate at the time the discount agreement was executed subsequently exceeds the applicable maximum rate due to a change in Transporter's maximum rate so that such rate component must be adjusted downward to equal the new applicable maximum rate, then other rate components may be adjusted upward to achieve the agreed overall rate, so long as none of the resulting rate components exceed the maximum rate applicable to that rate component. Such changes to rate components shall be applied prospectively, commencing with the date a Commission order accepts revised tariff sections. However, nothing contained herein shall be construed to alter a refund obligation under applicable law for any period during which rates, which had been charged under a discount agreement, exceeded rates which ultimately are found to be just and reasonable.

Section 4. Notices. Notices to Transporter under this Agreement shall be addressed to it at 700 Louisiana St., Suite 700, Houston, Texas 77002-2700, Attention: Customer Services and notices to Shipper shall be addressed to it at UGI Utilities, Inc., 1 UGI Drive, Denver, PA 17517, Attention: . UGI Gas Utilities, until changed by either party by written notice.

Section 5. Superseded Agreements. This Service Agreement supersedes and cancels, as of the effective date hereof, the following Service Agreement(s): FSS No. 79028, Revision No. 5.

UGI UTILITIES, INC. By: /s/ Justin McCarthy Title: Compliance Administrator Date: November 26, 2019	COLUMBIA GAS TRANSMISSION, LLC By: /s/ Carol Wehlmann Title: Manager Name: November 26, 2019

Revision No. 6

Appendix A to Service Agreement No. 79028
Under Rate Schedule FSS
between Columbia Gas Transmission, LLC ("Transporter")
and UGI Utilities, Inc. ("Shipper")

Storage Contract Quantity

Begin Date	End Date	Storage Contract Quantity (Dth)	Maximum Daily Storage Quantity (Dth/day)
December 1, 2019	March 31, 2025	7,050,541	126,473

__X__ Yes _____ No (Check applicable blank) Transporter and Shipper have mutually agreed to a Regulatory Restructuring
Reduction Option pursuant to Section 42 of the General Terms and Conditions of Transporter's FERC Gas Tariff.

_____ Yes __X__ No (Check applicable blank) Shipper has a contractual right of first refusal equivalent to the right of first refusal set forth from time to time in Section 4 of the General Terms and Conditions of Transporter's FERC Gas Tariff.

_____ Yes __X__ No (Check applicable blank) This Service Agreement covers interim capacity sold pursuant to the provisions of General Terms and Conditions Section 4. Right of first refusal rights, if any, applicable to this interim capacity are limited as provided for in General Terms and Conditions Section 4.

_____ Yes __X__ No (Check applicable blank) This Service Agreement covers offsystem capacity sold pursuant to section 47 of the General Terms and Conditions. Right of first refusal rights, if any, applicable to this offsystem capacity are limited as provided for in General Terms and Conditions Section 47.

UGI UTILITIES, INC. By: /s/ Justin McCarthy Title: Compliance Administrator Date: November 26, 2019	COLUMBIA GAS TRANSMISSION, LLC By: /s/ Carol Wehlmann Title: Manager Name: November 26, 2019